EXHIBIT 23.1

Consent of Independent Auditors

We consent to the inclusion of our report dated May 25, 2011 with respect to the consolidated financial statements of Oceana Therapeutics, Inc. for the year ended December 31, 2010 and 2009, in this Current Report on Form 8-K/A of Salix Pharmaceuticals, Ltd. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

February 28, 2012